UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2008

VIRGIN MEDIA INC.
(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation)	File No. 000-50886 (Commission File Number)	59-3778247 (IRS Employer Identification No.)

909 Third Avenue, Suite 2863, New York, New York 10022
(Address of principal executive offices) (Zip Code)

Registrant's Telephone Number, including Area Code: (212) 906-8440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01. Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
Exhibit 10.1
Exhibit 99.1

Item 1.01. Entry into a Material Definitive Agreement.

On November 10, 2008, Virgin Media Inc. (the “Company”), certain of its subsidiaries, and Deutsche Bank AG, London Branch, as Facility Agent on behalf of itself and other banks and financial institutions, executed a Sixth Amendment Letter amending the Company’s Senior Facilities Agreement dated 3 March 2006, as amended and restated from time to time, by and among the same parties and others (as so amended, the “Amended and Restated Senior Facilities Agreement”).

The Amended and Restated Senior Facilities Agreement, among other things:

(i) subject to the repayment condition described below, defers the remaining principal payments due to consenting lenders under the existing Tranche A and Tranche A1 term loan facilities to June 2012, through the transfer of those lenders’ participations to new Tranche A2 and Tranche A3 (corresponding to Tranche A and Tranche A1, respectively).  While the existing A tranches mature in March 2011, with amortization payments due in 2009, 2010 and 2011, the new A tranches will mature in June 2012 and will have no amortization payments prior to final maturity.  In total, lenders holding 70.32% of the existing A tranches (£1,459.7 million) transferred their participations into the new A tranches;

(ii) subject to the repayment condition described below, extends the maturity of the existing revolving facility in respect of consenting lenders from March 2011 to June 2012, through the transfer of those lenders’ participations to a new revolving facility.  In total, lenders holding 72.28% of the existing revolving facility transferred their participations into the new revolving facility;

(iii) suspends the right of consenting lenders under the B tranches to receive a pro rata share of voluntary and mandatory prepayments until the outstanding amounts under all A tranches and the existing Tranches B1 to B6 are repaid in full, through the transfer of those lenders’ participations to new Tranches B7 to B12 (corresponding to Tranches B1 to B6, respectively) which do not have the right to pro rata prepayments.  In total, lenders holding 81.56% of the existing B tranches (£1,615.9 million) transferred their participations into the new B tranches;

(iv) permits additional high yield debt offerings that will be pari passu to the existing senior notes issued by Virgin Media Finance PLC, with 100% of the net proceeds being applied to repay debt under the Amended and Restated Senior Facilities Agreement;

(v) provides flexibility to add tranches to the Amended and Restated Senior Facilities Agreement that will have a maturity no earlier than September 2012, with no scheduled amortization payments prior to that date, to be used solely to repay debt under the Amended and Restated Senior Facilities Agreement;

(vi) subject to the repayment condition described below, resets certain financial covenant ratios;

(vii) adjusts certain definitions to allow for one-off restructuring charges; and

(viii) provides an additional debt basket for tax-related financings to be used to repay debt under the Amended and Restated Senior Facilities Agreement.

Lenders who did not individually consent to transfer their participations to the new A tranches, B tranches and revolving facility remained in the existing A tranches, B tranches and revolving facility.  The changes to the repayment schedule under the new A tranches and new revolving facility and the reset of the financial covenant ratios (amendments (i), (ii) and (vi) above) will only become effective after the Company has repaid 20% (£415.8 million) of the current outstandings under the A tranches.  The Company has until May 10, 2009, subject to a further three-month extension option exercisable at a cost of up to £1.5 million, to satisfy this repayment condition.   When the Company makes those repayments under the A tranches, it must also make simultaneous payments (totaling £71.2 million) to those B lenders who have not consented to suspend their pro rata right to prepayments.

Lenders who individually consented to the new provisions governing the new A tranches and revolving facility will enjoy a margin increase of 1.375% compared to the margins on the existing A tranches and revolving facility, with effect from the satisfaction of the repayment condition, and the lenders who individually consented to the new provisions governing the new B tranches enjoy a margin increase of 1.50% compared to the margins on the existing B tranches, effective immediately.  Additionally, the Company will pay up to £70 million in fees in connection with the amendments, some of which is payable only upon satisfaction of the repayment condition.

After repayment of 20% of the A tranches in satisfaction of the repayment condition and pro rata payments to non-consenting B lenders, the Company’s new amortization schedule under the Amended and Restated Senior Facilities Agreement will be as follows:

September 2009	–
March 2010	£32.7m
September 2010	£171.6m
March 2011	£288.4m
June 2012	£1,167.3m
September 2012	£1,910.0m
March 2013	£300m

The foregoing description of the Amended and Restated Senior Facilities Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Senior Facilities Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

On November 6, 2008, the Company issued a press release regarding the Amended and Restated Senior Facilities Agreement.   The press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)        Exhibits

10.1	Amended and Restated Senior Facilities Agreement, dated November 10, 2008.
99.1	Press release, dated November 6, 2008, issued by Virgin Media Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2008	VIRGIN MEDIA INC.
	By:	/s/ Bryan H. Hall
Bryan H. Hall
Secretary

EXHIBIT INDEX

Exhibit	Description
10.1	Amended and Restated Senior Facilities Agreement, dated November 10, 2008.
99.1	Press release, dated November 6, 2008, issued by Virgin Media Inc.